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                                                                    Exhibit 5.2
                                                                    -----------

                      IRWIN, CLUTTER & SEVERSON LETTERHEAD
                             2201 S.W. 29TH STREET
                                 P.O. BOX 5514
                           TOPEKA, KANSAS 66605-0514

                                January 24, 1995




Falley's, Inc.
3120 South Kansas Ave.
Topeka, Kansas 66611

                 Re:     FOOD 4 LESS SUPERMARKETS, INC.
                         REGISTRATION STATEMENT ON FORM S-4 (FILE NO. 33-56445)
                         ------------------------------------------------------

Gentlemen:

                 At your request, we have examined the Registration Statement on Form S-4 (File No 33-56445) (the "Registration Statement") of Food 4 Less Supermarkets, Inc. ("Food 4 Less") and the Subsidiary Guarantors (as defined therein), including Falley's, Inc. ("Falley's"), filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of (i) the guarantee (the "Guarantee") by Falley's, and the other Subsidiary Guarantors, of up to $450 million principal amount of Senior Subordinated Notes due 2005 to be issued in exchange for the issued and outstanding 9% Senior Subordinated Notes due 2003 and the 10-1/4% Senior Subordinated Notes due 2002 of Ralphs Grocery Company.

                 We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. We have examined, among other things, the terms of the Guarantee and the indenture pursuant to which the Guarantee is to be issued. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

                 We are opining herein as to the effect on the subject transaction only of the internal laws of the State of Kansas, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.
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Falley's, Inc.
January 24, 1995
Page 2


                 Based upon the foregoing, we are of the opinion that, upon issuance thereof in the manner described in the Registration Statement, the Guarantee will be a legally valid and binding obligation of Falley's, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

                 We consent to your filing this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,


                                          [S] IRWIN, CLUTTER & SEVERSON